                                                               Exhibit (a)(1)(K)



       SUPPLEMENT TO THE OFFER TO PURCHASE FOR CASH DATED JANUARY 14, 2002

                                       BY

                              PRESERVER GROUP, INC.

                              FOR ITS COMMON STOCK

                                       AT

                               $7.75 NET PER SHARE

 THE OFFER AND WITHDRAWAL RIGHTS HAVE BEEN EXTENDED AND WILL NOW EXPIRE AT 5:00
  P.M., NEW YORK CITY TIME, ON FEBRUARY 28, 2002, UNLESS THE OFFER IS FURTHER EXTENDED. IF YOU HAVE ALREADY TENDERED YOUR SHARES OF COMMON STOCK OF PRESERVER
   GROUP, INC. PURSUANT TO OUR EARLIER MAILING OF TENDER OFFER DOCUMENTS, NO FURTHER ACTION IS REQUIRED ON YOUR PART UNLESS YOU WISH TO WITHDRAW YOUR SHARES. IF YOU DO WISH TO WITHDRAW YOUR SHARES, PLEASE SEE THE TENDER OFFER - SECTION 4.
                  WITHDRAWAL RIGHTS IN THE OFFER TO PURCHASE.

Preserver Group, Inc., a New Jersey corporation (the "Company"), invites its shareholders to tender shares of common stock, par value $0.50 per share (the "Shares"), for $7.75 per Share net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer") as amended by this Supplement. The Company will pay all charges and expenses of First Union National Bank, as Tendering Agent in connection with the Offer. Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Tendering Agent or, except as set forth in the Letter of Transmittal, transfer taxes. Although the Offer is being made to all holders of Shares, Archer McWhorter, Chairman of the Board of the Company, William E. Lobeck, Jr., a director of the Company and Alvin E. Swanner, a director of the Company, all of whom together constitute the Executive Committee of the Board of Directors (collectively, the "Executive Committee") have entered into an agreement with the Company pursuant to which, among other things, they have agreed not to tender the 1,022,870 Shares held by them and their affiliates, in the aggregate, pursuant to the Offer.

This Offer is being made pursuant to a certain Agreement for Self-Tender Offer, Financing and Second-Step Merger dated January 14, 2002 (the "Agreement"), by and among the Company, Archer McWhorter, Sleepy Lagoon Ltd., Alvin E. Swanner, Brion Properties, a Louisiana Partnership, William E. Lobeck, Jr., William E. Lobeck Revocable Trust and Kathryn L. Taylor Revocable Trust. Pursuant to the Agreement, as soon as practicable after the commencement of the Offer, the Executive Committee will form a corporation in New Jersey or such other jurisdiction as the parties may agree to serve as the Merger Company. Upon or prior to the consummation of the Offer, each member of the Executive Committee and their affiliates shall contribute to the Merger Company all of the shares of Company common stock and Financing Preferred Stock (see THE TENDER OFFER -
Section 7. Source and Amount of Funds in the Offer to Purchase) owned beneficially and of record by such member and affiliates and shall cause to be issued the same number of shares of common stock and preferred stock of the Merger Company. Pursuant to an agreement (the "Merger Agreement") to be entered into between the Company and the Merger Company, as soon as is practicable after consummation of the Offer and in accordance with the provisions of the Agreement, the Merger Agreement, the New Jersey Business Corporation Act (the "NJBCA") and applicable federal and state securities laws, the Merger Company shall be merged with and into the Company, the Company shall continue its corporate existence and the separate corporate existence of the Merger Company shall cease (the "Merger"). As a result of the closing of the Offer and the Merger, the Company will deregister its common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act") and delist the Shares from the NASDAQ Stock Market and become a private company wholly owned by the members of the Executive Committee and their affiliates.

If the Executive Committee and its affiliates own 90% or more of the outstanding Shares as a result of the Offer, then under the Agreement, the Executive Committee will cause the Merger Company to effect the Merger as a "short-form" Merger under the NJBCA, without a vote of the shareholders of the Company (a "Short-Form Merger"). If a vote of the shareholders of the Company is necessary to effect the Merger, the Executive Committee has agreed to cause all of the Shares owned by the Merger Company to be voted in favor of the adoption of the Merger Agreement. See SPECIAL FACTORS - Section 5. Plans for the Company After the Offer; the Merger in the Offer to Purchase as amended by this Supplement.

Under the Agreement, two members of the Executive Committee, Archer McWhorter and Alvin E. Swanner, will finance the purchase of the Shares in the Offer and the Merger through an interest-free loan to the Company in the amount of $8,536,703. See THE TENDER OFFER - Section 7. Source and Amounts of Funds in the Offer to Purchase.

To the best of the Company's knowledge, after reasonable inquiry, the officers and independent directors of the Company (other than the Executive Committee) intend to tender their Shares to the Offer. See SPECIAL FACTORS - Section 6. Interests of Certain Persons in the Offer; the Merger in the Offer to Purchase.

This Offer is conditioned upon at least 676,140 Shares being tendered and is subject to certain other conditions. See THE TENDER OFFER - Section 10. Certain Conditions to the Offer in the Offer to Purchase and as amended in this Supplement.

Each of the Company, the Executive Committee and the financing members of the Executive Committee has the right to terminate the Offer if certain conditions are not met, or to waive certain conditions to the Offer. All Shares properly tendered and not withdrawn will be purchased at the Offer Price, on the terms and subject to the conditions of the Offer. See THE TENDER OFFER - Section 10. Certain Conditions to the Offer in the Offer to Purchase and as amended in this Supplement.

The Shares are listed on the NASDAQ National Market System (NASDAQ) under the symbol PRES. On December 17, 2001, the last full trading day before the announcement of the terms of the Offer, the reported closing sales price of the Shares was $5.20 per Share, and on January 14, 2002, the last full trading day before the commencement of the Offer, the reported closing sales price was $7.71 per Share. See THE TENDER OFFER - Section 6. Price Range of Shares; Dividends in the Offer to Purchase. On February 11, 2002, the last full trading day before the mailing of the Supplement, the reported closing sales price of the Shares was $7.70 per Share.

SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

THE BOARD OF DIRECTORS OF THE COMPANY, BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS OF THE BOARD (THE "INDEPENDENT COMMITTEE"), (A) UNANIMOUSLY DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED BY THE AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS (OTHER THAN THE EXECUTIVE COMMITTEE) AND (B) UNANIMOUSLY APPROVED THE OFFER, THE MERGER AND THE TRANSACTONS CONTEMPLATED BY THE AGREEMENT. NEITHER THE COMPANY NOR THE BOARD MAKES ANY RECOMMENDATION AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OF OR ALL SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

ON DECEMBER 18, 2001, COCHRAN, CARONIA & CO., FINANCIAL ADVISOR TO THE INDEPENDENT COMMITTEE, DELIVERED AN OPINION TO THE INDEPENDENT COMMITTEE TO THE EFFECT THAT, AS OF SUCH DATE AND SUBJECT TO THE ASSUMPTIONS AND LIMITATIONS CONTAINED THEREIN, THE CONSIDERATION TO BE RECEIVED IN THE OFFER BY THE COMPANY'S SHAREHOLDERS WAS FAIR TO SUCH SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. SEE SPECIAL FACTORS - SECTION 3. OPINION OF THE FINANCIAL ADVISOR IN THE OFFER TO PURCHASE AND AS AMENDED BY THIS SUPPLEMENT AS WELL AS ANNEX A - SECTION 1 TO THE OFFER TO PURCHASE - OPINION OF COCHRAN, CARONIA & CO. AND ANNEX A TO THIS SUPPLEMENT - LETTER OF COCHRAN, CARONIA & CO.

THIS OFFER IS SUBJECT TO CERTAIN CONDITIONS. SEE THE TENDER OFFER - SECTION 10. CERTAIN CONDITIONS TO THE OFFER IN THE OFFER TO PURCHASE AND AS AMENDED BY THIS SUPPLEMENT.

                                    IMPORTANT

                     THE INFORMATION AGENT FOR THE OFFER IS:
                               MORROW & CO., INC.
                           455 Park Avenue, 5th Floor
                            New York, New York 10022

                                For Information:
                          Call Collect: (212) 754-8000
                     Banks and Brokers Call: (800) 654-2468
                    Stockholders Please Call: (800) 607-0088
                     E-mail Address: PRES.INFO@morrowco.com

                      THE TENDERING AGENT FOR THE OFFER IS:

                            FIRST UNION NATIONAL BANK
                        599 Lexington Avenue, 22nd Floor
                            New York, New York 10022

Any shareholder desiring to tender all or any portion of such shareholder's Shares should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) previously furnished to such shareholder in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Tendering Agent and either deliver the certificates for such Shares (the Certificates) along with the Letter of Transmittal to the Tendering Agent or tender such Shares pursuant to the procedures for book-entry transfer set forth in THE TENDER OFFER - Section 3. Procedures for Tendering Shares of the Offer to Purchase or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

Any shareholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Tendering Agent prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in THE TENDER OFFER - Section
3. Procedures for Tendering Shares of the Offer to Purchase.

Questions and requests for assistance or for additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Morrow & Co., Inc. (the Information Agent) or to First Union National Bank (the Tendering Agent) at the address and telephone number set forth on the back cover of the Offer to Purchase. Shareholders may also contact their brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS SUPPLEMENT, THE OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. IF MADE OR GIVEN, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS
INTRODUCTION..................................................................  1

SUMMARY TERM SHEET............................................................  1

SPECIAL FACTORS...............................................................  2
1.    Background of the Offer.................................................  2
      September 7, 2001 Board Meeting.........................................  2
      Independent Committee Consideration of Alternatives.....................  2
      Counsel to the Independent Committee....................................  3
      Cochran, Caronia & Co. Presentations to the Independent Committee.......  3

2.    Recommendation of the Independent Committee and the Company Board;
      Fairness of the Offer and the Merger....................................  3
      Relief from NJPPA "Take-All-Comers"  Obligations........................  3
      Summary of Independent Committee Analysis of Factors
       Affecting Fairness of the Offer and the Merger.........................  4
      Company Board Adopts Independent Committee Analysis and Conclusions.....  5
      Clarification of Minimum Tender Condition...............................  5

3.    Opinion of Financial Advisor............................................  5
      Premiums Paid Analysis..................................................  5
      Assumptions to Company Projection.......................................  5
      Clarification of Opinion Dissemination..................................  6

4.    Position of Executive Committee Regarding Fairness of the Offer
       and the Merger.........................................................  6
      Executive Committee and its Afffiliates.................................  6
      Summary of Executive Committee Analysis of Factors Affecting
       Fairness of the Offer and the Merger...................................  6

5.    Plans for the Company After the Offer; the Merger.......................  6
      Executive Committee and Affiliate Ownership Interest in
       the Company After the Offer and the Merger.............................  6

THE TENDER OFFER..............................................................  7
1.    Terms of the Offer; Expiration Date.....................................  7
10.   Certain Conditions to the Offer.........................................  7
      Lead-In Sentence........................................................  8
      Amendment of Agreement for Self-Tender Offer, Financing and
       Second Step Merger.....................................................  8
      Bring Down of Fairness Opinion..........................................  8

11.   Certain Legal Matters...................................................  8
      State Insurance Regulatory Exemption of the Offer and the Merger........  8

INFORMATION ABOUT THE COMPANY.................................................  8
2     Identity and Background of Certain Persons..............................  8
      Identity and Background of Executive Committee and Affiliates...........  8

7.    Incorporation of Certain Documents by Reference......................... 12
      Deletion of Forward Incorporation by Reference Language................. 12

ANNEX A
      Amendment No. 1 to Agreement for Self-Tender Offer, Financing and
      Second-Step Merger

ANNEX B
      Letter of Cochran, Caronia & Co. regarding opinion reference

To the Holders of Common Stock
of Preserver Group, Inc.:

                                  INTRODUCTION

The following information amends and supplements the Offer to Purchase dated January 14, 2002 (the "Offer to Purchase) of Preserver Group, Inc. (the "Company") pursuant to which the Company is offering to purchase all of its outstanding shares of common stock, par value $0.50 per share (the "Shares") at $7.75 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, this Supplement and in the related Letter of Transmittal. Under the Agreement, the members of the Executive Committee and their affiliates will not tender in the Offer the 1,022,870 Shares owned by them in the aggregate. As a result, there are a total of 1,101,510 issued and outstanding Shares as to which the Offer pertains.

This Supplement should be read in conjunction with the Offer to Purchase. The terms and conditions previously set forth in the Offer to Purchase and the Letter of Transmittal previously mailed to shareholders remain applicable in all respects to the Offer. Terms used but not defined herein have the meaning set forth in the Offer to Purchase. Cross referenced text refers to Sections within the Offer to Purchase, unless otherwise noted.

SHAREHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE, THIS SUPPLEMENT AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                               SUMMARY TERM SHEET

Reference is made to the Summary Term Sheet of the Offer to Purchase.

"WHAT IS THE PURPOSE OF THE TENDER OFFER?" The last four sentences are hereby clarified and supplemented as follows:

If the shareholders of our company tender their Shares pursuant to the Offer, the Offer would have the effect of taking us private in one of two ways. First, after the conclusion of the tender offer, we would undertake a second-step merger in which all of our public shareholders remaining after the tender offer would receive cash of $7.75 per share for their Shares and, as a company with only a few shareholders, we would deregister our common stock under the Exchange Act and delist our Shares from NASDAQ. Alternatively, if, as a result of the tender offer, we have fewer than 300 shareholders of record, we could deregister our common stock under the Exchange Act and delist our Shares from NASDAQ and then engage in the second-step merger described in the preceding sentence. In either event, as a result of becoming a private company and delisting our Shares from NASDAQ, we would no longer be required to file reports with the Securities and Exchange Commission and the trading market for our Shares would be further diminished, making it more difficult for shareholders to dispose of their Shares. See SPECIAL FACTORS - Section 5. Plans for the Company After the Offer; The Merger.

In addition, if you are the record owner of your shares and you choose to tender your shares, you will avoid the usual brokerage fees and transaction costs or similar expenses associated with any market sale. If you own your shares through a broker, dealer, commercial bank, trust company or other nominee and they tender your shares on your behalf, it is possible that they may charge you a fee for doing so. You should consult with your broker or nominee to determine whether any charges will apply. If you choose not to tender your Shares, but at least 676,140 shares are tendered so as to meet the minimum conditions (described more fully in The Tender Offer - Section 10. Certain Conditions to the Offer), then your shares will be cashed out at the same $7.75 per share price in a second step merger, subject to any appraisal rights you may have under New Jersey law. See SPECIAL FACTORS - Section 7. Dissenter's Rights and SPECIAL FACTORS - Section 8. Purpose of the Offer.

"HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?" is hereby supplemented by adding the following sentence:

The form of public announcement shall be made by means of a press release.

"UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?" is hereby supplemented as follows:

You may withdraw previously tendered Shares at any time until the Offer has expired. Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after February 14, 2002. See THE TENDER OFFER--Section 4. Withdrawal Rights.

         The following section hereby supplements the Summary Term Sheet of the Offer to Purchase:

WHAT POTENTIAL CONFLICTS OF INTEREST ARE THERE IN THE OFFER AND MERGER?

SHARES. Our Executive Committee and their affiliates own 1,022,870 issued and outstanding Shares representing about 48% of our issued Shares which will not be tendered. They also own $9,253,785 of our 8.44% convertible subordinated debentures due September 23, 2009 which are convertible into Shares at $15.49 per Share which could be converted into 597,404 more Shares which together would give them 59.5% of our issued Shares. Our Executive Committee have loaned us $11,500,000 on an unsecured basis that pays interest quarterly at an annual rate of 10.605%. This unsecured loan is due on February 28, 2002 although we can extend the loan for up to five years utilizing successive one year renewals, in exchange for an increased interest rate.

EXECUTIVE COMMITTEE COUNSEL. The Executive Committee and its affiliates has retained their own counsel to advise it in the Offer and the Merger.

OTHER MATTERS. Two members of the Board of Directors, Stephen A. Gilbert and Patrick J. Haveron, are our Senior Management employees and they own 28,000 and 9,350 issued and outstanding Shares of the Company and have advised us that they intend to tender their Shares into the Offer. These two directors also hold options to purchase up to 28,750 Shares and 24,375 Shares, respectively, at exercise prices ranging from $7.21 to $12.75 per Share. These options will continue in effect after the Offer and the Merger.

                                 SPECIAL FACTORS

1. BACKGROUND OF THE OFFER. is supplemented by the following:

SEPTEMBER 7, 2001 BOARD MEETING. At the September 7, 2001 meeting of the Board of directors it was a consensus of the Board that the Company had insufficient working capital to seek to buy back its shares in a manner designed to provide enhanced liquidity and shareholder value. This determination was consistent with the oral advice of Cochran, Caronia & Co. and was supported (i) by the fact that of the Company's regulated subsidiaries, only Mountain Valley could pay dividends to the parent although the surplus of Mountain Valley was being retained to maintain it's A.M. Best rating and regulatory ratios; and (ii) the assumption that the Company would continue to be limited to no more than $250,000 per quarter, if any at all, in obtaining excess working capital at the unregulated parent company level. It was also the view of the Board that was shared by Cochran, Caronia & Co. that the Company was foreclosed from borrowing from commercial lending sources for the purpose of a share buyback or dividend program of any nature whether partial or otherwise. The members of the Executive Committee had not considered providing working capital to the Company at that time and this possibility was not considered by the Board at this meeting.

INDEPENDENT COMMITTEE CONSIDERATION OF ALTERNATIVES. The Independent Committee's recommendation to the Board on December 18, 2001 that the Offer, the Merger and the other transactions contemplated by the Agreement was fair to and in the best interests of the Company's shareholders (other than the Executive Committee and its affiliates) was based in part by the Independent Committee's consideration and rejection of other alternatives. As previously discussed, the sale of Motor Club's regulated NJPPA business had been explored with a prospective purchaser in the second quarter of 2000 and while a significant loss of the NJPPA book value would have occurred and was considered, regulatory impediments to completing such a transaction caused it to be rejected as a viable alternative. No proposals had been received in the subsequent year despite the Company's continuing decrease in share price ultimately to approximately 37% of book value (I.E., $5.20 share price compared to estimated $14.15 book value). As discussed in connection with the Independent Committee's November and December 2001 meetings, the Independent Committee explored the alternative of obtaining access to Motor Club's NJPPA book value by withdrawing from the NJPPA market. That process was rejected as a viable alternative due to: (i) the period of time for the process to be accomplished, particularly with regard to when access to the book value associated with the NJPPA business could occur (in the form of dividends to the parent company); (ii) the regulatory impediments to executing such a strategy, including the possible adverse impact to the Company's profitable other New Jersey property and casualty business; and (iii) the costs of administration of the withdrawal process.

As discussed in connection with the Independent Committee's meeting of November 19, 2001, the Independent Committee reviewed the possibility of partial share buyback programs and rejected this alternative as the Independent Committee believed such a program would only temporarily boost the stock price and it would have stranded continuing public shareholders in the Company with an even more illiquid shareholder structure. The Independent Committee assessed the possible alternative of the sale of the entire Company which it did not believe to be viable based upon the ownership structure of the Company's shares, convertible debentures and debt. The Independent Committee recognized this alternative would be preserved in the sense that the Company's potential future financial performance has been publicly disclosed and the Independent Committee retains the ability to terminate the Offer in the event a superior third party proposal is received. Finally, the Independent Committee assessed the possible alternative of not proceedings with the Offer at all. This alternative has not been foreclosed by the structure of the Offer which is conditioned upon the tender of at least 676,140 Shares by Company shareholders (other than the Executive Committee and its affiliates).

COUNSEL TO THE INDEPENDENT COMMITTEE. The basis of the Independent Committee's decision to retain Company counsel was that Company counsel had represented the Company and the independent directors prior to the Executive Committee members purchase of 801,303 shares in March 1994; did not represent any member or affiliate of the Executive Committee other than through representation of the Company and that the Executive Committee would be advised by its own separate counsel.

COCHRAN, CARONIA & CO. PRESENTATIONS TO THE INDEPENDENT COMMITTEE. At its November 14, 2001 meeting with the Independent Committee, Cochran Caronia & Co. presented a tentative valuation of the Company based upon a premiums paid analysis; a trading multiple analysis; a transaction multiple valuation analysis and a discount cash-flow analysis. This tentative valuation presented at this and subsequent presentations to the Independent Committee utilized the procedures followed, bases and methods utilized in Cochran, Caronia & Co.'s opinion dated December 18, 2001 and took into account the Company's estimated losses arising from the September 11, 2001 terrorist assault on the World Trade Center. The total valuation range that Cochran, Caronia & Co calculated for the Company was $14.1 million - $33.7 million, or approximately $6.62 - $15.85 per share. After considering this indicated valuation range, Cochran, Caronia & Co. then selected a fair market valuation range for the Company of approximately $17.5 .-$22.5 million See the Offer to Purchase dated January 14, 2002 - SPECIAL FACTORS - Section 3. Opinion of the Financial Advisor. The Independent Committee instructed Cochran Caronia & Co. to consider a range of minority discounts.

At its November 30, 2001 meeting with the Independent Committee, Cochran, Caronia & Co. presented a revised tentative valuation of the Company utilizing the same procedures, bases and methods as before but with a range of minority discounts.. Taking into account the minority discount of 10% - 20%, the total valuation range that Cochran, Caronia & Co calculated for the Company was $11.4 million - $30.7 million, or approximately $5.39 - $14.44 per share. The Independent Committee instructed Cochran, Caronia & Co. to consider the Company's valuation based upon Motor Club's withdrawal from the NJPPA market and to assume a 7% rate increase was approved for the NJPPA business.

At its December 7, 2001 meeting with the Independent Committee, Cochran, Caronia & Co. presented a revised tentative valuation of the Company based upon the withdrawal projections provided by Company management. Prior to taking into account the minority discount, the total valuation range that Cochran, Caronia & Co calculated for the Company was $11.5 million - $30.7 million, or approximately $5.40 - $14.44 per share. Taking into account the minority discount of 10% - 20%, the total valuation range that Cochran, Caronia & Co calculated for the Company was $9.2 million - $27.6 million, or approximately $4.32 - $13.00 per share. After considering this indicated valuation range, Cochran, Caronia & Co. then selected a fair market valuation range for the Company of approximately $15 to $20 million (approximately $7.06 to $9.41 per share) The Independent Committee instructed Cochran, Caronia & Co. to revise its tentative valuation to take into account the supplemental NJPPA relief received that day from the New Jersey Department of Banking and Insurance ("NJDOBI") and to shift the five year projection period from 2001 through 2005 to 2002 through 2006.

On December 12, 2001 Cochran, Caronia & Co. presented to the Independent Committee a revised tentative valuation of the Company based upon the supplemental NJDOBI relief received on December 7, 2001 and the shifted projection period. Prior to taking into account the minority discount, the total valuation range that Cochran, Caronia & Co calculated for the Company was $11.5 million - $29.3 million, or approximately $5.40 - $13.77 per share. Taking into account the minority discount range of 10% - 20%, the total valuation range that Cochran, Caronia & Co calculated for the Company was $9.2 million - $26.3 million, or approximately $4.32 - $12.39 per share. After considering this indicated valuation range, Cochran , Caronia & Co. then selected a fair market valuation range for the Company of approximately $15 to $20 million (approximately $7.06 to $9.41 per share) See RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER - Relief from NJPPA "Take-All-Comers" Obligations.

2. RECOMMENDATION OF THE INDEPENDENT COMMITTEE AND THE COMPANY BOARD; FAIRNESS OF THE OFFER AND THE MERGER is supplemented as follows:

RELIEF FROM NJPPA "TAKE-ALL-COMERS" OBLIGATIONS. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. This system of regulation, generally is administered by a department of insurance in each state in which the Company's subsidiaries do business. In particular, the New Jersey private passenger automobile ("NJPPA") market has historically been subject to regulatory and legislative volatility which has, at times, adversely affected the profitability of this line of business, despite New Jersey having among the highest average premium rates in the United States. New Jersey insurance law presently requires insurers to write all eligible PPA coverage presented to them from drivers with eight points or less on their driving record. This is commonly referred to as "take-all-comers". The NJDOBI may grant an insurer relief, by written notification, from writing new NJPPA business pursuant to the take-all-comers provisions of New Jersey law if a showing finds, among other criteria, that the insurer's premium to surplus ("leverage") ratio exceeds 3 to 1. Motor Club's applicable leverage ratio for the twelve months ended September 30, 2001 was 4.23 to 1.

On July 18, 2001, Motor Club was placed under administrative supervision and granted certain relief by the NJDOBI with regard to its NJPPA operations, which was designed to improve Motor Club's deteriorating financial condition. Motor Club's premium to surplus ratio no longer met industry standards, its share of urban enterprise zone ("UEZ") business (where it wrote double its required amount) was disproportionately high, and A.M. Best had recently downgraded Motor Club's rating. The relief included the immediate cessation of accepting new business in UEZ's, the non-renewal of a number of UEZ risks and relief from assigned risk business. On December 7, 2001, Motor Club received supplemental relief to that previously received on July 18, 2001 from the NJDOBI. NJDOBI ordered that effective immediately, Motor Club was relieved of its obligations under the NJPPA "take-all-comers" laws. The relief will continue indefinitely until modified or vacated by the NJDOBI based on Motor Club's financial condition.

The Independent Committee noted that the relief from "take-all-comers" was projected to improve Motor Club's discounted cash flow in the next several years but this would not translate into dividendable capital to the Company. The Independent Committee believed it that the NJDOBI would not permit any distributions from Motor Club while Motor Club was under administrative supervision and that even when that status was lifted, currently estimated to be in 2004, that the NJDOBI would proceed very cautiously in permitting distributions from Motor Club to the Company. The Independent Committee believed that Motor Club's administrative supervision would end when its premium to surplus ratio dropped sufficiently below 3 to 1 to safely resume writing new business. The Independent Committee noted however, that once this condition was removed, it was likely that Motor Club would be required to comply with the NJPPA "take-all-comers" regulations, which could limit Motor Club's ability to make cash distributions to the Company.

SUMMARY OF INDEPENDENT COMMITTEE ANALYSIS OF FACTORS AFFECTING FAIRNESS OF THE OFFER AND THE MERGER. In summary, the Independent Committee's analysis of the various factors it considered focused on the disparity between the fair market valuation range for the Company of approximately $7.06 to $9.41 per share and the Company's Share price decline since 1999 from a high of $14.875 per Share to $5.20 per Share one month prior to the initial public announcement with respect to the proposed Offer. The Independent Committee believed this disparity was based upon the market's perceived identification of the Company with NJPPA business despite the acquisition of NEIC in September 1999 and Mountain Valley in March 2000 and the reluctance of investors to become exposed to that business by investing in the Company. The Independent Committee believed that there was a real basis for investors to avoid exposure to the NJPPA business and for the Shares to trade at below book value. This reluctance in investing in the Company led to limited liquidity of the market for the Shares as evidenced by the Shares actually trading on only 90 out of a possible 239 trading days from January 1, 2001 to December 17, 2001. Further, the Independent Committee considered that the Company had no distinctive features that could permit it to enhance market value and several features that detracted from a greater market value. Despite 40% of its business being in NJPPA, Motor Club was rated only as approximately the 20th largest NJPPA insurer measured in number of drivers insured. Features that detracted from a greater market value included (i) the Company's financial statements had been significantly restated in April 2001 as a result of the accounting treatment of the 1992 insolvency of its Oklahoma property and casualty subsidiary and the final elimination of net operating losses and excess loss accounts would not take place until 2006; (ii) Motor Club had been put under NJDOBI administrative supervision which the Independent Committee believed was being generally viewed by investors as a basis for further discounting the Company market value; (iii) the Company's market share in property and casualty insurance business in the other states it did business in was not significant. and (iv) the Executive Committee 48% ownership of the Company's Shares and source of $20.75 million of the Company's $21.5 million debt further limited the willingness of investors to invest in the Company's Shares.

As a result of the foregoing, investors seeking to sell their Shares in the Company found only a limited market and such sales in even limited quantities led to significant reductions in Share price.

The Independent Committee believed that the Executive Committee's initial willingness to fund a partial buyback of Company Shares in an issuer self tender offer offered an opportunity to permit but not require Company shareholders to sell their shares at a better price than that being provided by the market. Further, by using the issuer self tender offer as a means of widely distributing the Company's projections; setting forth the Company's reduced participation in the NJPPA market and the terms of Motor Club's supplemental relief, the Independent Committee believed that Company shareholders could better assess the Company's fair market value range today, the Company's projected financial performance through 2006, and be able to compare these values with the value of $7.75 per share in cash obtainable by accepting the Offer.

It was the view of the Independent Committee that the structure and terms of the Offer were such as to permit it to proceed only if holders of a substantial number of Shares of 676,140 or more (excluding the Executive Committee and its affiliates) thought it was in their best interest to do so, and if so, then the remaining non-tendering shareholders would have appraisal rights to determine and be paid fair value under applicable state law.

Finally, if there were third parties which propose a subsequent alternative transactions prior to the consummation of the Offer in a manner the Independent Committee determined would likely provide a superior value to the shareholders (other than the Executive Committee and its affiliates), the Independent Committee could delay or terminate the Offer.

COMPANY BOARD ADOPTS INDEPENDENT COMMITTEE ANALYSIS AND CONCLUSIONS. In reaching its determination that the terms of the Offer, the Merger and the financing, as set forth in the Agreement, are fair to and in the best interests of the shareholders (other than the Executive Committee and its affiliates), the Board of Directors adopted (i) the conclusions and recommendations of the Independent Committee, (ii) and the factors referred to in Item 2 under the heading "Fairness of the Offer and the Merger" of the Offer to Purchase as having been taken into account by the Independent Committee. Although the Board has found the Offer price to be fair to the Company's shareholders (other than the Executive Committee and its affiliates) the Board is remaining neutral toward the Offer and is not recommending acceptance of the Offer because the determination of whether it is in the best interests of the Company's shareholders (other than the Executive Committee and its affiliates) is dependent in part upon the individual shareholder's liquidity needs and other considerations. Accordingly, each shareholder must make such shareholder's own decision whether to tender shares and if so, how many shares to tender.

CLARIFICATION OF MINIMUM TENDER CONDITION. If, however, the Independent Committee was to waive the minimum tender requirement of 676,140 Shares (as it is permitted to do), and permit fewer than 590,075 Shares to be tendered in the Offer, then the Executive Committee would own less than two-thirds of the outstanding Shares after the consummation of the Offer, as a result of which it would not be able to effectuate the second-step Merger without other shareholders voting in favor of the Merger, the outcome of which could not be assured. Accordingly, under the Agreement, the Executive Committee has the right to terminate the Offer in the event that the Independent Committee waives the 676,140 Share minimum tender requirement below 590,076 Shares. See SPECIAL FACTORS - Section 5. Plans for the Company After the Offer; the Merger and THE TENDER OFFER - Section 10. Certain Conditions to the Offer.

The Board of Directors' determination is hereby supplemented to add the parenthetical language in subsection (A) as follows:

THE BOARD OF DIRECTORS, BASED UPON THE UNANIMOUS RECOMMENDATION OF THE INDEPENDENT COMMITTEE, (A) UNANIMOUSLY DETERMINED THAT THE TERMS OF EACH OF THE OFFER, THE MERGER AND THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS (OTHER THAN THE EXECUTIVE COMMITTEE AND ITS AFFILIATES) AND (B) UNANIMOUSLY APPROVED THE OFFER, THE MERGER, THE AGREEMENT AND THE TRANSACTONS CONTEMPLATED BY THE AGREEMENT.

3. OPINION OF FINANCIAL ADVISOR.

Reference is made to the paragraph entitled PREMIUMS PAID ANALYSIS in Item 3. OPINION OF FINANCIAL ADVISOR. This paragraph is amended and supplemented as follows:

PREMIUMS PAID ANALYSIS. Cochran, Caronia & Co. performed a premiums paid analysis based on comparable public property and casualty transactions announced since 1998. Cochran, Caronia & Co. chose to analyze the period after 1998 for its premiums paid analysis because it believes the premiums paid in the most recent comparable public property and casualty transactions provide the most relevant data. Cochran, Caronia & Co. analyzed the premiums paid by buyers for the target's stock one day prior to the announcement of the transaction and one month prior to the announcement of the second-step Merger transaction. The median premium paid by a buyer for a target's stock for the selected transactions one day prior to announcement of a transaction was 24.8% and one month prior to the announcement of a transaction was 25.7%. Cochran, Caronia & Co. compared these premiums paid with the proposed premium of 49.0% to the Company's stock price of $5.20 one day prior to the announcement of the transaction (December 17, 2001) and with the proposed premium of 49.0% to the Company's stock price of $5.20 one month prior to the announcement of the transaction (November 17, 2001).

ASSUMPTIONS TO COMPANY PROJECTION. The Company's projections summarized in the Offer to Purchase Item 3 - Opinion of the Financial Advisor anticipate that the Company's operations will remain consistent with the Company's stated business strategy and those operations currently in place. This includes but is not limited to, the estimated continuation of Motor Club's regulatory relief from the NJDOBI through 2004, the continued growth of the Company's commercial lines programs with stable loss ratios, no new acquisition of other insurance companies, and no unusual fluctuations in the Company's expenses (including the cost of reinsurance), investment portfolios or operating environment.

CLARIFICATION OF OPINION DISSEMINATION. The Independent Committee has received a letter from Cochran, Caronia & Co. confirming that the Company was authorized to disseminate to the Company's shareholders as part of the Offer to Purchase the Opinion of Cochran, Caronia & Co. dated December 18, 2001. A copy of this letter is set forth at ANNEX B.

4. POSITION OF THE EXECUTIVE COMMITTEE REGARDING FAIRNESS OF THE OFFER AND THE MERGER is supplemented as follows:

EXECUTIVE COMMITTEE AND ITS AFFILIATES. The members of the Executive Committee are Archer McWhorter, William E. Lobeck, Jr. and Alvin E. Swanner and their affiliates are Gail McWhorter, the William E. Lobeck Revocable Trust, the Kathryn L. Taylor Revocable Trust, Sleepy Lagoon, Ltd. and Brion Properties. The Executive Committee and its affiliates have filed a combined schedule TO-T/13e-3 with the Securities and Exchange Commission disclosing their participation in this transaction.

SUMMARY OF EXECUTIVE COMMITTEE ANALYSIS OF FACTORS AFFECTING FAIRNESS OF THE OFFER AND THE MERGER. In summary, the analysis of the Executive Committee and its affiliates of the various factors it considered focused on the disparity on the Executive Committee's view that the public trading price of the Company Shares undervalued the inherent worth of the Company. The Chairman's letter in the Company's 2000 Annual Report and the Executive Committee
Schedule 13D filings of April 7, 2000, August 30, 2000 and June 5, 2001 stated that the Company's Shares were considered to be undervalued. Nonetheless, the Company's Share price declined since 1999 from a high of $14.875 per Share to $5.20 per Share one month prior to the initial public announcement with respect to the proposed Offer. The Executive Committee believed that this decline in price was based upon the market's perceived identification of the Company with the NJPPA business despite the Chairman's letter in the Company's 2000 Annual Report that only 42% of the Company's business was conducted in the NJPPA market. The Executive Committee appreciated as did the Independent Committee that the sale of the Company's NJPPA business to a third party could only be accomplished with a significant loss of the NJPPA book value and meeting significant regulatory impediments and that the liquidation value of the Company whether in whole or in part by sale of the NJPPA business or by withdrawal were not viable alternatives. All the members of the Executive Committee recognized its initial funding offer of $7.50 per Share to be less than half of the $15.22 book value per Share of the Company as of September 30, 2001 and the final negotiated Offer price of $7.75 per Share (as to which only Archer McWhorter and Alvin E. Swanner would finance) is approximately 56% of the Company's estimated $14.15 book value per Share as of December 31, 2001. William E. Lobeck, Jr., the third member of the Executive Committee, declined to participate in funding at the final negotiated Offer price of $7.75 per Share because he did not feel the funding proposal and subsequent purchase was a good investment for himself.

After considering the foregoing, each of the members of the Executive Committee and their affiliates has indicated that he, she or it believes the terms of the Offer, the Merger and the transactions contemplated by the Agreement to be fair to the Company's shareholders (other than the Executive Committee and its affiliates) from a financial point of view on both a substantive and procedural basis. The substantive basis on which fairness is premised includes that (i) the $7.75 per Share price represents a premium of more than 29% over the $6.00 closing sale price on the NASDAQ National Market System on October 30, 2001, the last full trading day prior to the appointment of the Independent Committee and a premium of 49% over the $5.20 closing sale price on December 17, 2001, the last full trading day prior to the announcement of the offer and (ii) that the Independent Committee received the opinion of Cochran, Caronia & Co. dated December 18, 2001, as to the fairness, from a financial point of view, of the $7.75 price per Share to be paid to the Company's shareholders (other than the Executive Committee and its affiliates). In addition, despite the fact that the transaction as structured does not require the approval of shareholders, the Executive Committee and its affiliates determined the transaction to be procedurally fair based upon the following: (i) that an Independent Committee was formed, comprised entirely of directors who were not current officers or employees of the Company and would not have an economic interest in the Company following the Offer and the Merger, (ii) that the Independent Committee retained its own independent financial and legal advisors and (iii) that the terms of the Offer were determined through negotiations between the Executive Committee and the Independent Committee and its financial and legal advisors which led to a 3.3% increase in the original price offered by the Executive Committee, a requirement for implementing the second-step Merger and that a minimum of 676,140 shares be tendered. The Executive Committee and its affiliates recognized that 676,140 shares, the minimum tender offer requirement, represented approximately 61% of the 1,101,510 issued and outstanding shares not held by the Executive Committee and its affiliates.

THE FOREGOING BELIEFS, HOWEVER, SHOULD NOT BE CONSTRUED AS A RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER ANY SHAREHOLDER SHOULD TENDER ANY OF OR ALL SUCH SHAREHOLDER'S SHARES PURSUANT TO THE OFFER. EACH SHAREHOLDER MUST MAKE SUCH SHAREHOLDER'S OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

In reaching its determination as to fairness, none of the members of the Executive Committee and their affiliates assigned specific weights to particular factors, but rather considered all factors as a whole.

Reference is made to paragraph (iv) on page 19 of the Offer to Purchase. Paragraph (iv) is hereby amended and supplemented as follows:

(iv) the terms and conditions of the Offer, the Merger and the Agreement, including the amount and form of the consideration, as well as the parties' mutual representations, warranties and covenants, and the conditions to their respective obligations, which allow the Independent Committee to negotiate with any person or entity that makes a proposal to acquire the Company and to terminate the Agreement if deemed in the exercise of its fiduciary duties to be in the best interests of the Company's shareholders (other than the Executive Committee and its affiliates);

5. PLANS FOR THE COMPANY AFTER THE OFFER; THE MERGER is supplemented as follows:

EXECUTIVE COMMITTEE AND AFFILIATE OWNERSHIP INTEREST IN THE COMPANY AFTER THE OFFER AND THE MERGER. Upon the consummation of the Offer and the closing of the Merger, the Executive Committee and its affiliates will own all of the issued and outstanding shares of capital stock in the Company and $9,253,785 of 8.44% subordinated Convertible Debentures ("Convertible Debentures") due September 2009 convertible into Company common shares at $15.49 per share, but there will continue to be outstanding options for 194,000 shares of Company common stock exercisable at prices ranging from $7.21 to $12.75 per share and $746,215 of Convertible Debentures held by third parties unrelated to the Executive Committee. Assuming the consummation of the Offer and the closing of the Merger, and based on the unaudited pro forma condensed consolidated balance sheet of the Company as of September 30, 2001 and the unaudited pro forma condensed statement of income for the year ended December 31, 2000 allocated over the issued and outstanding shares, the Executive Committee and its affiliates would have an interest in the Company's net book value and net earnings set forth below:


                                            OFFER/MERGER
                                              FINANCING         POST                                      NET           NET
                              SHARES        CONVERTED TO       MERGER        NET BOOK       NET BOOK    EARNINGS     EARNINGS
        NAME              PRIOR TO OFFER        SHARES         SHARES      VALUE ($000)    VALUE (%)      ($000)        (%)
----------------------    --------------    -------------     --------          -------    ---------    ---------    ------
Archer McWhorter                  301,635              -0-        301,635       $4,520.5         14.2%      $278.3        14.2%

Gail McWhorter                      2,000              -0-          2,000           30.0          0.1%         1.8         0.1%

Sleepy Lagoon, Ltd                 43,336          550,755        594,091        8,903.4         28.0%       548.1        28.0%

Alvin E. Swanner                  301,635              -0-        301,635        4,520.5         14.2%       278.3        14.2%

Brion Properties                   43,331          550,755        594,086        8,903.3         28.0%       548.1        28.0%

William E. Lobeck, Jr.             11,150              -0-         11,150          167.1          0.5%        10.3         0.5%

William E. Lobeck                 298,118              -0-        298,118        4,467.8         14.0%       275.0        14.0%
Revocable Trust

Kathryn L. Taylor                  21,665              -0-         21,665          324.7          1.0%        20.0         1.0%
Revocable Trust                 ---------        ---------      ---------       --------        -----     --------       -------
                                1,022,870        1,101,510      2,124,380       31,837.3        100.0%    $1,959.9         100%


                                THE TENDER OFFER

1. TERMS OF THE OFFER; EXPIRATION DATE.

Reference is hereby made to the second and fifth paragraphs under THE TENDER OFFER - Section 1. Terms of the Offer; Expiration Date at page 26 to the Offer to Purchase. Such second and fifth paragraphs are hereby amended and supplemented as follows:

(SECOND PARAGRAPH)
Subject to all applicable laws and the terms and conditions of the Offer, the Company reserves the right, as described in Section 10. Certain Conditions to the Offer, to waive conditions thereto, in its sole discretion, and/or extend, withdraw, terminate in certain limited instances, delay, or amend the Offer in any case by issuing a press release thereof. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

(FIFTH PARAGRAPH)
Subject to the terms and conditions of the Offer, the Company expressly reserves the right, in its sole discretion, at any time and regardless of whether or not any of the events set forth in THE TENDER OFFER - Section 10. Certain Conditions to the Offer shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of any Shares by giving oral or written notice of such extension to the Information Agent and the Tendering Agent and issuing a press release thereof. During any such extension, all Shares previously tendered and not purchased or withdrawn will remain subject to the Offer, except to the extent that such Shares may be withdrawn as set forth in
Section 4. Withdrawal Rights. The Company also expressly reserves the right, in its sole discretion, in certain limited instances to withdraw or terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for. Additionally, the Company expressly reserves the right, subject to applicable law, to postpone payment for Shares under circumstances including but not limited to the occurrence of any of the conditions specified in THE TENDER OFFER - Section 10. Certain Conditions to the Offer by notifying the Information Agent and Tendering Agent and making a public announcement thereof.

10. CERTAIN CONDITIONS TO THE OFFER is hereby amended and supplemented as follows:

LEAD-IN SENTENCE. The lead in sentence to the enumerated conditions is hereby clarified such that the Company shall not be required to accept or pay for tendered shares or may postpone acceptance or payment, subject to applicable rules, if prior to the expiration date of the Offer (as the same may be extended as provided in the Offer to Purchase and the Supplement) any of the enumerated conditions shall have occurred.

AMENDMENT OF AGREEMENT FOR SELF-TENDER OFFER, FINANCING AND SECOND STEP MERGER. The Company and the members of the Executive Committee and their affiliates entered into Amendment No. 1 to the Agreement to clarify the termination conditions as follows: (i) the ability of the respective parties to terminate or modify the Agreement has been further limited by requiring that any material change in circumstance must be both actual and adverse to the Company; (ii) the parties may mutually agree to terminate the Offer only prior to the commencement of the Offer or, once commenced, if the Offer has failed to be consummated by March 31, 2002; (iii) prior to the consummation of the Offer, there would be required delivery of a "bring-down" fairness opinion to the Independent Committee by its financial advisor dated as of the consummation of the Offer; and (iv) in exercising its fiduciary duties, in addition to being able to terminate the Offer upon receipt of an acquisition or other proposal that is more favorable than the Offer, the Independent Committee may terminate the Offer if there occurs a material favorable change in insurance regulations affecting Motor Club of America Insurance Company as a result of which the Independent Committee determines that the terms of the Offer are no longer in the best interests of the Company's public shareholders. A copy of Amendment No. 1 to the Agreement is set forth in its entirety in ANNEX A to this Supplement.

BRING DOWN OF FAIRNESS OPINION. Upon the successful completion of the Offer, the Company will disclose by amendment to the Schedule TO, of which the Offer to Purchase and Supplement are a part, the results of the Offer and receipt by the Independent Committee from Cochran, Caronia & Co. of the bring down dated as of the consummation of the Offer of their fairness opinion dated December 18, 2001. The purpose of this bring down of the fairness opinion is to assist the Independent Committee in determining as to whether there has been any material change in circumstance that would affect their determination of the continued fairness of the Offer price prior to the consummation of the Offer.

11.  CERTAIN LEGAL MATTERS is supplemented as follows:

STATE INSURANCE REGULATORY EXEMPTION OF THE OFFER AND THE MERGER. Under the Insurance Holding Company Act of each of the States in which the Company's insurance subsidiaries are domiciled, the applicable state regulatory agency generally requires an informational filing and subsequent agency approval PRIOR to a new or existing shareholder exceeding more than 10% ownership of a domestic insurance company. The Executive Committee members were reviewed and approved by the applicable state regulatory authorities prior to their March 1994 acquisition of 801,303 Shares representing approximately 39% of the Company and prior to the Company's purchases of NEIC in September 1999 and Mountain Valley in March 2000. Prior to commencing the Offer, the Company expected but had not been able to confirm that because of the prior approvals, the applicable state regulatory authorities would waive any further formal information filing and permit the Offer and Merger to be consummated. Since commencing the Offer, the Company has provided certain of the information contained in the Company's Offer to Purchase with each applicable state regulatory agency and expects all regulatory action will be obtained under applicable state insurance regulations prior to consummate the Offer. If not, the Company would extend the Offer prior to its expiration date and prior to acceptance of any Shares.

                          INFORMATION ABOUT THE COMPANY

2. IDENTITY AND BACKGROUND OF CERTAIN PERSONS is hereby supplemented as follows:

IDENTITY AND BACKGROUND OF EXECUTIVE COMMITTEE AND AFFILIATES. The following information is provided for the members of the Executive Committee and their affiliates:

(a) NAME AND ADDRESS. The names, addresses, business telephone number and nature of affiliation are as follows:

         (i)      Archer McWhorter
                  1600 Smith Street
                  Houston, Texas 77002
                  (713) 650-3838

                  Archer McWhorter is the Chairman of the Board of Directors and a member of the Executive Committee of the Company and, together with his associates, is a beneficial owner of the Company's common stock as set forth in the Offer to Purchase under INFORMATION ABOUT THE COMPANY.

         (ii)     Gail McWhorter
                  1600 Smith Street
                  Houston, Texas 77002
                  (713) 650-3838

                  Gail McWhorter is the wife of Archer McWhorter (identified above) and is a beneficial owner of the Company's common stock as set forth below.

         (iii)    Sleepy Lagoon, Ltd.
                  1600 Smith Street
                  Houston, Texas 77002
                  (713) 650-3838

                  The sole general partner of Sleepy Lagoon, Ltd. is Archer McWhorter (identified above). Sleepy Lagoon, Ltd. is controlled by Archer McWhorter and is a beneficial owner of the Company's common stock as set forth below.

         (iv)     Alvin E. Swanner
                  28 Chateau Haut Brion Street
                  Kenner, Louisiana 70065
                  (504) 464-5654

                  Alvin E. Swanner is a director and member of the Executive Committee of the Company and, together with his associates, is a beneficial owner of the Company's common stock as set forth in the Offer to Purchase under INFORMATION ABOUT THE COMPANY.

         (v) Brion Properties, a Louisiana partnership in commendam ("Brion Properties") 28 Chateau Haut Brion Street Kenner, Louisiana 70065
                  (504) 464-5654

                  The sole general partner of Brion Properties is Alvin E. Swanner (identified above). Brion Properties is controlled by Alvin E. Swanner and is a beneficial owner of the Company's common stock as set forth below.

         (vi)     William E. Lobeck, Jr.
                  1132 South Lewis Avenue
                  Tulsa, Oklahoma 74104
                  (918) 585-5129

                  William E. Lobeck, Jr. is a director and member of the Executive Committee of the Company and, together with his associates, is a beneficial owner of the Company's common stock as set forth in the Offer to Purchase under INFORMATION ABOUT THE COMPANY.

         (vii)    William E. Lobeck Revocable Trust
                  1132 South Lewis Avenue
                  Tulsa, Oklahoma 74104
                  (918) 585-5129

                  The William E. Lobeck Revocable Trust is controlled by its trustee William E. Lobeck, Jr. (identified above), and is a beneficial owner of the Company's common stock as set forth below.

         (viii)   Kathryn L. Taylor Revocable Trust
                  1132 South Lewis Avenue
                  Tulsa, Oklahoma 74104
                  (918) 585-5129

                  The Kathryn L. Taylor Revocable Trust is controlled by its trustee, Kathryn L. Taylor, who is the wife of William E. Lobeck, Jr. (identified above). Ms. Taylor and the Kathryn L. Taylor Revocable Trust are beneficial owners of the Company's common stock as set forth below.

(b) BUSINESS AND BACKGROUND OF ENTITIES. The principal business, and state or other place of organization, of each entity specified in (a) above is as follows:

         (i)      SLEEPY LAGOON, LTD.
                  A limited partnership organized under the laws of the State of Texas whose principal business is family investments and holdings by or for one or more members of the McWhorter family.

         (ii)     BRION PROPERTIES
                  A partnership in commendam organized under the laws of the State of Louisiana whose principal business is family investments and holdings by or for one or more members of the Swanner family.

         (iii)    WILLIAM E. LOBECK REVOCABLE TRUST
                  A trust organized under the laws of the State of Oklahoma whose principal business is family investments and holdings by or for one or more members of the Lobeck family.

         (iv)     KATHRYN L. TAYLOR REVOCABLE TRUST
                  A trust organized under the laws of the State of Oklahoma whose principal business is family investments and holdings by or for one or more members of the Lobeck family.

None of the above listed entities has been convicted of any criminal act during the past five years (excluding traffic violations or similar misdemeanors). Further, none of such entities has been party to any judicial or administrative proceeding during the last five years that has resulted in a judgment, decree or final order enjoining them from any future violations of, or prohibiting activities subject to, any federal or state securities laws, or a finding of any violation of federal or state securities laws.

(c) BUSINESS AND BACKGROUND OF NATURAL PERSONS. The current principal occupation or employment (including the name, principal business and address of any corporation or other organization in which conducted) and the material occupations, positions, offices or employment during the past five years (including the starting and ending dates, name and principal business and address of any corporation or other organization in which carried on) for each natural person named in (a) above is as follows:

         (i) ARCHER MCWHORTER: The principal occupations for Mr. McWhorter are set forth in the Offer to Purchase under "INFORMATION ABOUT THE COMPANY - Section 2. Identity and Background of Certain Persons." In addition, the principal business and addresses of the following corporations or other organizations listed therein are:

                  1.       NATIONAL CAR RENTAL SYSTEMS ("NCR")
                           200 South Andrews Avenue
                           Ft. Lauderdale, Florida 33301
                           (car rental company)

                  2.       Santa Ana Holdings, Inc. ("Santa Ana")
                           1132 South Lewis Avenue
                           Tulsa, Oklahoma  74104
                           (a holding company for stock of NCR and
                           was dissolved in 1997)

                  3.       REPUBLIC INDUSTRIES, INC. (NOW KNOWN AS AUTONATION,
                           INC.)
                           110 S.E. 6th Street
                           Ft. Lauderdale, Florida 33301
                           (automotive retailer and former owner of car rental operations)

         (ii) GAIL MCWHORTER: Mrs. McWhorter is currently and has been a housewife since April 2000. Prior to that she was employed as a registered nurse at Methodist Hospital, 6565 Fannin Street, Houston, Texas 77030.

         (iii) ALVIN E. SWANNER: The principal occupations for Mr. Swanner are set forth in the Offer to Purchase under "INFORMATION ABOUT THE COMPANY - Section 2. Identity and Background of Certain Persons" and the information with respect to the principal business and addresses of certain organizations listed therein are set forth above in (c)(i). In addition, the principal business and addresses of the following corporations or other organizations listed therein are:

                  1.       CHATEAU, INC.
                           3600 Chateau Boulevard
                           Kenner, Louisiana 70113
                           (a golf and country club)

                  2.       CHATEAU DEVELOPMENT COMPANY, INC.
                           3600 Chateau Boulevard
                           Kenner, Louisiana 70113
                           (a development company)

                  3.       135 ST. CHARLES, INC.
                           3600 Chateau Boulevard
                           Kenner, Louisiana 70113
                           (a hotel development company)

         (iv) WILLIAM E. LOBECK, JR.: The principal occupations for Mr. Lobeck are set forth in the "Offer to Purchase under INFORMATION ABOUT THE COMPANY - Section 2. Identity and Background of Certain Persons" and the information with respect to the principal business and addresses of certain organizations listed therein are set forth above in (c)(i).

         (v) KATHRYN L. TAYLOR: Since 1997, Ms. Taylor has been a community volunteer and currently serves on the Board of Trustees of Trustees of the University of Oklahoma Foundation as well as numerous community volunteer positions. From 1992 to September 1997, Ms. Taylor was an attorney and a director of the law firm Crowe and Dunlevy, 321 S. Boston, 500 Kennedy Building, Tulsa, Oklahoma 74103.

Each of above listed individuals is a U.S. citizen. None of the above listed individuals has been convicted of any criminal act during the past five years (excluding traffic violations or similar misdemeanors). Further, none of such individuals has been party to any judicial or administrative proceeding during the last five years that has resulted in a judgement, decree or final order enjoining them from any future violations of, or prohibiting activities subject to, any federal or state securities laws, or finding of any violation of federal or state securities laws.

(d) SECURITIES OWNERSHIP. With respect to Archer McWhorter, Alvin E. Swanner and William E. Lobeck, Jr., see the information contained in the Offer to Purchase under "INFORMATION ABOUT THE COMPANY - Section 2. Identity and Background of Certain Persons" (and, as noted in the Supplement, the number of currently outstanding shares owned directly by Mr. Lobeck is in fact 11,150 (rather than 289,185 as indicated in the original Offer to Purchase, dated January 14, 2001), while the number of currently outstanding shares owned directly by the William
E. Lobeck Revocable Trust (of which Mr. Lobeck is the trustee) is in fact 298,118 (rather than 20,083 as indicated in the original Offer to Purchase, dated January 14, 2001), but which does not represent a change in Mr. Lobeck's overall beneficial ownership.

The aggregate number and percentage of subject securities that are beneficially owned (as determined in accordance with rule 13d-3), as of December 18, 2001, by each other person named in (a) above and by each associate and majority-owned subsidiary of such persons is as follows:


                NAME                      NUMBER OF SHARES      PERCENT OF CLASS
                ----                      ----------------      ----------------
        Gail McWhorter                       548,790 (A)           23.59 (A)

        Sleepy Lagoon, Ltd.                  245,155 (B)           10.54 (B)

        Brion Properties, a Louisiana        245,149 (C)           10.54 (C)
        partnership in commendam

        William E. Lobeck                    298,118               14.03
        Revocable Trust

        Kathryn L. Taylor                     21,665                1.02
        Revocable Trust

        Kathryn L. Taylor                    524,700 (D)           22.63 (D)

        (A) Includes for Mrs. McWhorter (1) debentures for common stock which are currently convertible into 201,819 shares which are owed by Sleepy Lagoon, Ltd. and deemed beneficially owned by her husband Archer McWhorter; and (2) 301,635 shares which are owned by a family trust of which her husband Archer McWhorter is the trustee and 43,336 shares owned by Sleepy Lagoon, Ltd. of which her husband Archer McWhorter is the general partner, all of which are deemed beneficially owned by Archer McWhorter. Mrs. McWhorter disclaims beneficial ownership of any shares beneficially owned by her husband.

         (B) Includes for Sleepy Lagoon, Ltd. debentures for common stock, which are currently exercisable for 201,819 shares.

         (C) Includes for Brion Properties debentures for common stock, which are currently exercisable for 201,818 shares.

         (D) Includes for Ms. Taylor (1) debentures for common stock which are currently convertible into 193,767 shares which are owned by her husband, William E. Lobeck, Jr.; (2) 11,150 shares which are owned by her husband, William E. Lobeck, Jr.; (3) 298,118 shares which are owned by the William E. Lobeck Revocable Trust of which her husband, William E. Lobeck, Jr., is the trustee and (4) 21,665 shares which are owned by the Kathryn L. Taylor Revocable Trust of which she is the trustee. Ms. Taylor disclaims beneficial ownership of any shares beneficially owned by her husband.

(e) SECURITIES TRANSACTIONS. During the past sixty days, there were no transactions in the Company's shares by any of the persons identified in (a) above, nor any associate thereof or any pension, profit-sharing or similar plan of such person.

7. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

DELETION OF FORWARD INCORPORATION BY REFERENCE LANGUAGE. Section 7. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE is hereby amended by deleting the second paragraph thereof relating to the incorporation by reference into the Offer to Purchase of filings by the Company between the date of the Offer to Purchase and the expiration of the Offer.

                              ANNEX A TO SUPPLEMENT

                               AMENDMENT NO. 1 TO
                   AGREEMENT FOR SELF-TENDER OFFER, FINANCING
                             AND SECOND-STEP MERGER

AMENDMENT NO. 1 dated as of February 4, 2002 (the "Amendment") to Agreement (the "Agreement"), dated January 14, 2002, among Preserver Group, Inc., a New Jersey corporation (the "Company") and those persons designated on the signature page hereof as members of the 13D Group (collectively, the "13D Group").

                                   BACKGROUND

A. The parties desire to clarify by amendment the terms of Section 9.1 of the Agreement and to correct a typographical error on Schedule A to the Agreement.

B. All capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Agreement.

                                      TERMS

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the Agreement, the Company and the 13D Group hereby agrees as follows:

1.       Section 9.1 of Article 9 is hereby amended and restated as follows:

         9.1 TERMINATION. This Agreement may be terminated and the Offer and Second-Step Merger contemplated herein may be abandoned, by written notice promptly given to the other parties hereto, at any time prior to the Effective Time or such earlier time as provided hereinbelow:

                  (a) prior to the commencement of the Offer, by mutual written agreement of the Independent Committee on the one hand, and the 13D Group, on the other hand; or

                  (b) by either party if, having commenced, the consummation of the Offer shall have failed to be consummated on or before March 31, 2002, unless the absence of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the consummation of the Offer; or

                  (c) by the Company prior to consummation of the Offer, if the Company receives a proposal for acquisition or other proposal which the Independent Committee determines, in the exercise of its fiduciary obligations as advised by counsel, is more favorable than the Offer and Merger, or there occurs a material favorable change in the insurance regulatory administrative scheme regarding the Company's principal subsidiary, Motor Club of America Insurance Company as a result of which the Independent Committee determines, in the exercise of its fiduciary duties as advised by counsel, that the terms of the Offer are no longer in the best interest of the Company's public shareholders; or

                  (d) by the Company if (i) fewer than 676,140 shares of Common Stock are properly tendered and not properly withdrawn in the Offer; or (ii) the Independent Committee fails to obtain a "draw down" of the fairness opinion of its financial adviser to the date of the expiration of the Offer; or by the 13D Group or the Financing Related Parties if the Company waives the 676,140 minimum tender requirement but fewer than 590,076 shares of Common Stock are properly tendered and not properly withdrawn in the Offer; or

                  (e) by either party if the Offer shall have been terminated in accordance with its terms without any shares of Company Common Stock having been purchased thereunder; or

                  (f) by the Company, if, prior to acceptance of the shares of Company Common Stock pursuant to the Offer, the 13D Group is in material breach of any of its representations, warranties, or obligations hereunder, including but not limited to, Article II hereof (financing); or

                  (g) by the Company or the 13D Group or the Financing Related Parties, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, before any court or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that (i) challenges the making of the Offer or the acquisition of Shares pursuant to the Offer, or otherwise, directly or indirectly, relates in any manner to the Offer; or (ii) in the reasonable good faith judgment of the Company, could materially adversely affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries, or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries or materially impair the Offer's contemplated benefits to the Company; or

                  (h) by the Company or the 13D Group or the Financing Related Parties, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any government or governmental, regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in the Company's reasonable good faith judgment, would or might directly or indirectly
(i) make the acceptance for payment of, or payment for, some or all the Shares illegal or otherwise restrict or prohibit consummation of the Offer; (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for payment, or pay for, some or all the Shares; (iii) materially impair the contemplated benefits of the Offer to the Company; or (iv) materially affect the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries or otherwise materially impair in any way the contemplated future conduct of the business of the Company or any of its subsidiaries; or

                  (i) by either party or the Financing Related Parties, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market (excluding any coordinated trading halt triggered solely as a result of a specified decrease in a market index), including but not limited to any changes in trading conditions resulting from actual or threatened terrorist attacks, responses by the United States or its allies, or the effects thereof; (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or New Jersey to such acts;
(iii) the commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States or any of its territories, including without limiting any acts of terrorism, domestic or foreign or responses of the United States or its allies; (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in the reasonable good faith judgment of the Company, might affect, the extension of credit by banks or other lending institutions in the United States or New Jersey; (v) any decrease in the market price of the Shares below $5.00 for five consecutive trading days (whether or not the Shares trade on that trading day); (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in the reasonable good faith judgment of the Company, have a material adverse effect on the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries, taken as a whole, or the trading in the Shares; (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable good faith judgment of the Company, a material escalation, acceleration or worsening thereof; or (viii) any decline in either the Dow Jones Industrial Average or the Standard and Poor's Index of 500 Industrial Companies by an amount in excess of 20% measured from the close of business on December 18, 2001; or

                  (j) by the Company, if after December 18, 2001, but before acceptance of the shares of Company Common Stock pursuant to the Offer, any tender or exchange offer with respect to the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving the Company or any subsidiary, shall have been proposed, announced or made by any person or entity; or

                  (k) by the Company or the 13D Group or the Financing Related Parties, if after December 18, 2001, but before acceptance of the shares of Company Common Stock pursuant to the Offer, any actual material adverse change or development shall occur or be threatened with respect to the business, condition (financial or otherwise), income, assets, operations or prospects of the Company and its subsidiaries that, materially adversely affects the anticipated benefits to the Company of acquiring Shares pursuant to the Offer; or

                  (l) by the Company, if prior to acceptance of the shares of Company Common Stock pursuant to the Offer, other than any filings that may be required by members of the Executive Committee or its affiliates as a result of the transactions contemplated by the Agreement, any person, entity or "group" (as that term is used in Section 13(d)(3) of the Exchange Act) shall have (i) acquired, or proposed to acquire, beneficial ownership of more than 5% of the outstanding Shares (other than a person, entity or group which has filed a Schedule 13D or 13G with the Commission on or prior to the date of this Offer to Purchase) or made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or (ii) made a public announcement reflecting an intent to acquire the Company or any of its subsidiaries or any of their respective assets or securities; or

                  (m) (omitted).

2.       Schedule A "13D Group Ownership" is hereby  corrected as follows:
(i) the 201,818 shares underlying convertible debentures shown in the "Number of Options, Warrants or other Rights" column next to the name of Alvin E. Swanner should be shown in such column next to the name of Brion Properties and (ii) of the 309,268 shares held in aggregate by William E. Lobeck, Jr. and the William
E. Lobeck Revocable Trust, 11,150 are held by Mr. Lobeck and the balance are held by his trust.

3. Except as provided herein, the terms of the Agreement shall remain unchanged and in full force and effect.

4. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, each of the Company and the members of the 13D Group have caused this Amendment to be duly executed as of the date first written above.

                                         PRESERVER GROUP, INC.


                                         By: /s/ Stephen A. Gilbert
                                            ------------------------------------
                                             Name:  Stephen A. Gilbert
                                             Title:  President

                                         13D GROUP:

                                         /s/ Archer McWhorter
                                         ---------------------------------------
                                         Archer McWhorter
                                         Address:  1600 Smith Street
                                                   Houston, Texas  77002

                                         /s/ Gail McWhorter
                                         ---------------------------------------
                                         Gail McWhorter
                                         Address:  1600 Smith Street
                                                   Houston, Texas  77002

                                         SLEEPY LAGOON LTD.

                                         By: /s/ Archer McWhorter
                                            ------------------------------------
                                            Archer McWhorter
                                                  General Partner
                                         Address:  1600 Smith Street
                                                   Houston, Texas  77002

                                         /s/ Alvin E. Swanner
                                         ---------------------------------------
                                         Alvin E. Swanner
                                         Address:  28 Chateau Haut Brion Street
                                                   Kenner, Louisiana  70065


                                         BRION PROPERTIES, a Louisiana
                                           partnership in commendam


                                         By: /s/ Alvin E. Swanner
                                            ------------------------------------
                                         Alvin E. Swanner
                                         General Partner
                                         Address:  28 Chateau Haut Brion Street
                                                   Kenner, Louisiana  70065


                                         /s/ William E. Lobeck, Jr.
                                         ---------------------------------------
                                         William E. Lobeck, Jr.
                                         Address:  1132 South Lewis Avenue
                                                   Tulsa, Oklahoma  74104

                                         William E. Lobeck Revocable Trust


                                         By: /s/ William E. Lobeck, Jr.
                                             -----------------------------------
                                         William E. Lobeck, Jr.
                                         Trustee
                                         Address:  1132 South Lewis Avenue
                                                   Tulsa, Oklahoma  74104

                                         Kathryn L. Taylor Revocable Trust


                                         By: /s/ Kathryn L. Taylor
                                             -----------------------------------
                                             Kathryn L. Taylor, Trustee
                                         Address:  1132 South Lewis Avenue
                                                   Tulsa, Oklahoma  74104

                              ANNEX B TO SUPPLEMENT

                        LETTER OF COCHRAN, CARONIA & CO.
                           REGARDING OPINION REFERENCE

                                                     February 4, 2002

Independent Committee of the Board of Directors of Preserver Group, Inc. 95 Route 17 South
Paramus, NJ 07653


Gentlemen:

         In our opinion to you dated December 18, 2001, regarding the fairness of the consideration to be paid to the shareholders of Preserver Group, Inc. (the "Company") in the Company's self-tender offer, we stated that such letter may not be disclosed or otherwise referred to without our prior written consent, except that the opinion may be included in its entirety in submissions to state insurance regulatory authorities or in a PROXY STATEMENT mailed to the Stockholders by the Company with respect to the Self-Tender. By this letter, we hereby delete the inadvertent reference in our opinion to a "proxy statement" and substitute in its place the intended reference to the Company's tender offer statement.

         We confirm that our fairness opinion letter may be referred to by the Independent Committee in the Company's Offer to Purchase dated January 14, 2002 and circulated to the Company's shareholders.

         Further, this clarification letter itself may be referred to and attached to any subsequent Supplement to the Offer to Purchase and circulated to the Company's shareholders as well.

                                Very truly yours,


                                /s/ COCHRAN, CARONIA & CO., LLC
                                ------------------------------------
                                COCHRAN, CARONIA & CO., LLC

                              PRESERVER GROUP, INC.
                                95 ROUTE 17 SOUTH
                            PARAMUS, NEW JERSEY 07653

February 11, 2002



         The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or nominee to the Tendering Agent at the address set forth below.


                      THE TENDERING AGENT FOR THE OFFER IS:

                            FIRST UNION NATIONAL BANK
                        599 Lexington Avenue, 22nd Floor
                            New York, New York 10022

                             FACSIMILE TRANSMISSION:
                        (FOR ELIGIBLE INSTITUTIONS ONLY)


             RECEIPT OF FACSIMILE BY TELEPHONE ONLY: 1-800-829-8432

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           445 PARK AVENUE, 5TH FLOOR
                            NEW YORK, NEW YORK 10022

                                FOR INFORMATION:
                          CALL COLLECT: (212) 754-8000
                     BANKS AND BROKERS CALL: (800) 654-2468
                    SHAREHOLDERS PLEASE CALL: (800) 607-0088
                     E-MAIL ADDRESS: PRES.INFO@MORROWCO.COM